Exhibit 10.3(f)
Name:
Total No. of Units:
ARTIVION, INC.
EQUITY AND CASH INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT
Unless otherwise defined herein, the terms defined in the Artivion, Inc. 2020 Equity and Cash Incentive Plan (the “Plan”) will have the same defined meanings in this Performance Share Award Agreement, including the Notice of Stock Unit Grant (the “Notice of Grant”) and the Terms and Conditions of Performance Share Award, attached hereto as Exhibit A, together the (“Award Agreement”).
NOTICE OF PERFORMANCE STOCK UNIT GRANT
The undersigned Participant has been granted a Performance Share Unit, subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Grant Date:
Total Number of Target Units of Stock Unit Award:
Vesting Schedule:

Performance Stock Units	Vest Date

The Award will vest, and common stock (“Shares”) of Artivion, Inc. (the “Company”) will be issued, based on attaining specified levels of [metrics to be determined] and (ii) the satisfaction of time-based service vesting requirements (except as provided in Section 1 of Exhibit A), as more specifically described below. The weighting of the performance goals (i.e., the percentage of the Target Number of Performance Shares eligible to vest based on the achievement of each goal) shall be as follows: [metric weighting to be determined].
As used herein, [metrics to be defined].
Vesting Schedule
[Performance vesting of shares based on performance against metrics to be determined and defined, with payouts ranging from a threshold of 10% of target shares to a maximum of 200% of target shares.]
For all of the fixed Shares above, 100% of the fixed Shares will vest on the first anniversary of the Grant Date.
By Participant’s electronic acceptance and the electronic signature of the Artivion, Inc (the “Company”) representative below, Participant and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including exhibits hereto, all of which are made a part of this document. Should the Plan and this Award Agreement conflict, the Plan governs. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.
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After reviewing the documents noted above, please accept this Performance Share Award online where indicated on ETrade.com and retain a copy for your files. Please note that your electronic acceptance of this Performance Share Award is required. The Performance Share Award will be cancelled if not accepted within 30 days of the Grant Date noted above.
GRANTED BY:
ARTIVION, INC.
//James P. Mackin//
President and CEO
GRANTED TO:

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Exhibit A

TERMS AND CONDITIONS OF PERFORMANCE SHARE AWARD
1.Effect of Termination of Service. Participant must be an employee of the Company, CryoLife International, Inc., or another eligible employer approved by the Company’s Compensation Committee (the “Committee”) of its Board of Directors (each, an “Eligible Employer”) on the applicable vesting date to be entitled to the vesting of the Award on such date. If Participant ceases to be an employee of an Eligible Employer for any reason (excluding retirement but including, without limitation, by reason of death or disability), then the portion of the Award that has not vested as of the date of termination of service shall automatically be forfeited and cancelled as of the date of such termination of service, unless the Committee waives this employment requirement or accelerates the vesting as permitted by the Plan. Effective for grants made on or after January 1, 2022, upon a Participant’s Retirement, as determined by the Committee, this Award will continue to vest and settle in accordance with the provisions of the Notice of Grant subject to an agreement between the Participant and the Company for continuation of the Participant’s non-compete agreement for the remaining vesting period of the Award (the “Non-Compete Agreement”). In consideration of continued retirement vesting, the Participant (or other holder of such Award) must, if requested by the Company, execute a release, in the form provided by the Company, releasing the Board, the Company, its Subsidiaries, and their respective equityholders, officers, directors, managers, employees, representatives, and agents from any and all claims and causes of action of any kind or character the Participant (or holder) may have, but excluding all vested benefits the Participant may have under any employee benefit plan that is subject to ERISA. Such release must be executed no later than 21 or 45 days (whichever is provided in the form of release) following the date the release is provided to the Participant (or other holder) and must have become irrevocable to entitle the Participant (or other holder) to any payment. Whether or not a release is timely executed or becomes irrevocable, this Award will automatically be forfeited, terminate and be null and void in the event the Participant violates the Non-Compete Agreement, as determined by the Committee in its discretion. For purposes of this Award Agreement and unless otherwise determined by the Committee, “Retirement” means a termination of employment on or after the date the Participant (a) has attained age 60, (b) performed ten years of service for the Company, and (c) has provided at least six months’ notice of retirement.
2.The Company’s Obligation to Pay. Each Performance Share represents the right to receive one (1) share of Company common stock at the target level, and subject to adjustment up or down based upon the Company’s [metric to be determined] performance for ____ as further described in the Notice of Grant, on the date the Performance Share vests in accordance with the vesting schedules described in the Notice of Grant (or at such later time as indicated in this Award Agreement or the Plan). Unless and until the Award vests, Participant will have no right to payment of Shares with respect to any such Performance Shares. Prior to actual payment of any Shares with respect to any Performance Shares, such Performance Shares will represent an unfunded, unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The number of Shares subject to the Award, i.e., the relevant percentage of target shares that will be issued if time vesting requirements are satisfied, will be determined on and as of the date of filing of the Company’s Form 10-K for fiscal ____ with the Securities and Exchange Commission. Shares will be rounded down to the nearest whole number. No fractional Shares will be issued. Notwithstanding anything to the contrary contained herein, at any time prior to the first anniversary of the Grant Date, the Committee, in its sole discretion, may reduce the number of Shares to be issued hereunder, but in no event may the number of Shares to be issued be reduced below the target number of Shares. Participant will receive written notice of any such reduction.
3.Time of Payment.
a.Payment After Vesting. Except as otherwise provided in this Agreement or the Plan, any Performance Shares that vest in accordance with this Award Agreement shall be paid to Participant (or in the event of Participant’s death, to Participant’s estate), in whole Shares within thirty (30) days after the date on which such Performance Shares vest or as soon as administratively practicable thereafter, but in no event later than the date that is two and one-half months following the later of (i) the end of the Company’s taxable year; or (ii) the end of Participant’s taxable year that includes the vesting date. Notwithstanding anything in the Plan or this Award Agreement to the contrary, payment to Participant of Shares upon the vesting of a Performance Share shall be delayed to the extent required by Section 409A of the Internal Revenue of 1986, as amended (the “Code”).

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b.Accelerated Vesting Upon a Change of Control. Notwithstanding the foregoing or anything in the Grant Notice or Plan to the contrary, upon a Change of Control Event, no portion of the Award may have accelerated vesting unless such Change of Control Event meets the requirements below and any such acceleration of vesting is subject to the conditions below.
(i)Requirements. The change of control provisions for the Agreement are more restrictive than those contained in the Plan, and where the Agreement and the Plan are in conflict, the Agreement controls. An acceleration of the equity granted under this Agreement due to a Change of Control Event can only occur when the following two (2) conditions are both met:
1)First, the Change of Control Event must occur. A Change of Control Event is limited to a Change in Ownership of the Company, as defined in Section 11(c)(1) of the Plan. A Change in Effective Control of the Company or a Change in Ownership of a Substantial Portion of the Company’s Assets, as defined in Section 11 of the Plan, and a merger of equals in any form, are specifically excluded and do not constitute a Change of Control Event for the purpose of this Agreement.
2)Second, the Participant’s employment with the Company is terminated by the Company not for Cause or by Participant for Good Reason (as such terms are defined below) within the six (6) month period prior to or the two (2) year period following the effective date of the Change of Control Event.
(ii)Definitions.
1)For purposes of this Agreement, “Cause” shall mean: (i) an act of fraud, embezzlement, theft, or any other material violation of law that occurs during or in the course of the Participant’s employment with the Company; (ii) intentional or grossly negligent damage by Participant to the Company’s assets; (iii) intentional or grossly negligent disclosure by Participant of the Company’s confidential information contrary to the Company’s policies; (iv) material breach of the Participant's obligations under this Agreement or any other agreement with the Company; (v) engagement by the Participant in any activity which would constitute a breach of the Participant’s duty of loyalty or of the Participant’s assigned duties; (vi) breach by the Participant of any of the Company’s policies and procedures; (vii) the willful and continued failure by Participant to perform the Participant’s assigned duties (other than as a result of incapacity due to physical or mental illness); or (viii) willful conduct by the Participant that is demonstrably and materially injurious to the Company, monetarily or otherwise.
2)For purposes of this Agreement, “Good Reason” shall mean the assignment to the Participant, without the Participant’s consent, of any duties materially inconsistent with the Participant’s position (including changes in status, offices, or titles and any change in the Participant's reporting requirements that would cause Participant to report to a Participant who is junior in seniority to the employee to whom Participant reports at the time of the change of control), authority, duties or responsibilities, determined as of the later of the date of this Agreement or the date of any modification to Participant’s position (including status, offices, titles, and reporting requirements, as described above), authority, duties, or responsibilities that is agreed to by Participant, or any other action by the Company that results in a material diminution in such position, authority, duties, responsibilities, or Participant’s aggregate compensation, excluding for this purpose an isolated, insubstantial, and inadvertent action taken in good faith and which is remedied by the Company within thirty (30) days after receipt of notice thereof given by the Participant (each of these an “Event” for purposes of this Section 4(b)). Participant must notify the Company of any Event that constitutes Good Reason within ninety (90) days following Participant’s knowledge of the existence of such Event or such Event shall not constitute Good Reason under this Agreement.

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(iii)Acceleration. All unvested equity granted under this Agreement is eligible for acceleration upon a Change of Control Event.
1)Performance Periods Concluded with Performance Certified Prior to the Effective Date of the Change of Control Event: The number of unvested shares of equity that will accelerate for any performance period that has concluded prior to the effective date of the Change of Control Event and whose performance level of achievement has been certified by the Committee prior to the effective date of the Change of Control Event, is the payout associated with the certified performance level of achievement, as previously determined by the Committee.
2)Performance Periods Not Concluded or Performance Not Certified Prior to the Effective Date of the Change of Control Event: (a) Change of Control Events occurring between January 1 and March 31 of the first year of a performance period: For such Change of Control Events, the number of unvested shares of equity that will accelerate for all performance periods that have not concluded or whose performance has not been certified by the Committee as of the effective date of the Change of Control Event is, for each such performance period, the payout using the performance level of achievement certified by the Committee for the performance period immediately preceding the Change of Control Event or target, whichever is greater; (b) Change of Control Events occurring on or after April 1 of the first year of any performance period: For such Change of Control Events, the number of unvested shares of equity that will accelerate for performance periods that have not yet concluded as of the effective date of the Change of Control Event is the payout associated with the greater level of achievement of (a) target performance or (b) actual performance (if the Committee has been able to certify actual performance prior to the effective date of the Change of Control Event), both (a) and (b) being determined based on target or actual performance for the period in which the Change of Control Event occurs.
(iv)Furthermore, if such Change of Control Event is not a “change in the ownership or effective control” or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 1.409A-3(i)(5) of the United States Treasury Regulations, then such accelerated PSUs shall not be paid until the applicable vesting date of such PSUs, as set forth in the Notice of Grantor if earlier, the date of Participant’s death, disability or “separation from service” within the meaning of Section 409A of the Code from the Company (a “Separation from Service”); provided, however, that if the payment pursuant to this Section 3(b) is to be made upon Participant’s Separation from Service and as of the date of Participant’s Separation from Service Participant is a “specified employee” within the meaning of Section 409A of the Code then payment of the Shares with respect to the Performance Shares subject to this Section 3(b) shall not be made until the date that is six (6) months and one day following the date of Participant’s Separation from Service if earlier payment would result in the imposition of the additional tax under Section 409A of the Code.
4.Deferral Election. Subject to the satisfaction of any tax withholding obligations described in Section 6 below, Participant may elect to defer the receipt of the Award until Participant separates from the Company, including upon retirement, death, disability, or a Change of Control, as such term is defined in the Plan. Participant may elect to defer the receipt of the Award by submitting to the Company a deferral election in the form provided by the Company. In the event Participant intends to defer the receipt of the Award, Participant must submit to the Company a completed deferral election form no later than thirty (30) days from the Grant Date (the completed form submission date being the “Final Election Date”). A deferred Award will vest no earlier than twelve (12) months from the Final Election Date. By submitting such deferral election, Participant represents that he/she understands the effect of any such deferral under relevant federal, state, and local tax and social security laws, including, but not limited to, the fact that FICA taxes may be due upon vesting notwithstanding the deferral election. Any deferral election is irrevocable on the Final Election Date.

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5.Rights with Respect to Performance Shares Prior to Vesting. Participant may not transfer or otherwise assign the Award or the Shares subject to the Award prior to vesting. As this Award vests, Participant may receive certificates representing the vested portion or the Shares to be issued or the Shares may be issued in uncertificated form. Prior to issuance of Shares, Participant is not entitled to any rights as a shareholder with respect to the Shares underlying this Award. As a result, subject to the provisions of the Plan, Participant will have no rights to vote such Shares or to receive dividends or other distributions, if any, payable with respect to such Shares after the Grant Date but prior to the issuance of the Shares subsequent to vesting.
6.Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no Shares will be issued to Participant unless and until satisfactory arrangements (as determined by the Committee) have been made by Participant with respect to the payment of federal, state, local or foreign income, employment and other taxes which the Committee determines must be withheld (“Tax Related Items”) with respect to the Shares so issuable. The Committee hereby allows Participant, pursuant to such procedures as the Committee may specify from time to time, to satisfy such Tax Related Items, in whole or in part (without limitation) by one or more of the following: (a) paying cash; (b) selling on the open market otherwise deliverable Shares having a Fair Market Value, as defined in the Plan, equal to the amount needed to cover the Tax Related Items; or (c) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value, as defined in the Plan, equal to the amount of the Tax Related Items required to be withheld. If the obligation for Tax Related Items is satisfied by selling Shares on the open market or withholding a number of Shares as described above, Participant will be deemed to have been issued the full number of Shares subject to the vested Performance Shares, notwithstanding that a number of the Shares are sold or held back solely for the purpose of paying the Tax Related Items due as a result of any aspect of the Award. If Participant fails to make satisfactory arrangements for the payment of the Tax Related Items at the time any portion of the Award is scheduled to vest, Participant will permanently forfeit such portion of the Award and no Shares will be issued to Participant pursuant to them.
7.Notices. All notices delivered pursuant to this Award Agreement shall be in writing and shall be (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt, or (iv) sent by email to corpsecretary@Artivion.com. All notices or other communications shall be directed to the following addresses (or to such other addresses as such parties may designate by notice to the other parties):
To the Company:    Artivion, Inc.
1655 Roberts Blvd., NW
Kennesaw, GA 30144
Attention: Corporate Secretary
To Participant:        The address set forth in the Notice of Grant.
8.Miscellaneous. Failure by Participant or the Company at any time or times to require performance by the other of any provisions in this Award Agreement will not affect the right to enforce those provisions. Any waiver by Participant or the Company of any condition or of any breach of any term or provision in this Award Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Award Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Award Agreement shall be deemed to be amended automatically to exclude the offending provision. This Award Agreement may be executed in multiple copies and each executed copy shall be an original of this Award Agreement. This Award Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Award Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought, except where specifically provided to the contrary herein. This Award Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each section of this Award Agreement are for convenience only. This Award Agreement, together with the Plan, contains the entire agreement of the parties hereto, and no representation, inducement, promise, or agreement or other similar understanding between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein or in the Plan.

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9.Section 409A. This Award Agreement and the Award granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Award Agreement and the Award shall be administered, interpreted and construed in a manner consistent with such Code section. Should any provision of this Award Agreement or the Award be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Committee and without requiring Participant’s consent (notwithstanding any other provisions hereof), in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A of the Code. Each amount payable under this Award Agreement as a payment upon vesting of a Performance Share is designated as a separate identified payment for purposes of Section 409A of the Code.

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